Exhibit 99.1

NEWS RELEASE

December 19, 2013

US FOODS ANNOUNCES

RECEIPT OF REQUISITE CONSENTS FROM HOLDERS OF 8.5% SENIOR NOTES

DUE 2019 AND EXPIRATION OF CONSENT SOLICITATION

Rosemont, Ill. – US Foods, Inc. (“US Foods” or the “Company”) previously announced that it is soliciting consents from holders of its outstanding 8.5% Senior Notes due 2019 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the Indenture, dated as of May 11, 2011, among the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB, the “Trustee”), pursuant to which the Notes were issued. The solicitation of consents by the Company (the “Consent Solicitation”) was made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated December 10, 2013.

The Proposed Amendments modify certain definitions contained in the Indenture so that the proposed acquisition by Sysco Corporation (“Sysco”) of all of the outstanding equity interests of US Foods (the “Acquisition”) pursuant to an agreement and plan of merger (the “Acquisition Agreement”) entered into by, among others, Sysco and USF Holding Corp., as parent of US Foods, on December 8, 2013 will not constitute a “Change of Control” under the Indenture, and US Foods will not be required to make a “Change of Control Offer” under the Indenture in connection with the Acquisition.

As of 11:00 a.m. on December 19, 2013, valid consents from holders of a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”) were received and not revoked and revocation rights have terminated. The Company, the Subsidiary Guarantors and the Trustee have executed a supplemental indenture (the “Supplemental Indenture”) to effect the Proposed Amendments. The Supplemental Indenture shall bind all holders of Notes and their transferees. The Proposed Amendments became operative upon the execution and delivery of the Supplemental Indenture and will thereafter bind every holder of Notes. However, the Supplemental Indenture will provide that if either (i) the Acquisition Agreement is terminated in accordance with its terms or (ii) the Acquisition is not consummated by September 8, 2015, the terms in the Indenture that would be affected by the Proposed Amendments will revert to the form in effect immediately prior to the Effective Time, with such reversion being retroactive as if the Proposed Amendments had never become operative. The Consent Solicitation expired as of 5:00 p.m. on December 19, 2013.

The Company retained Goldman, Sachs & Co. as the exclusive solicitation agent (the “Solicitation Agent”). Any persons with questions regarding the consent solicitation should contact the Solicitation Agent at (212) 357-0215 (collect) or (800) 828-3182 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of the Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About US Foods

With approximately $22 billion in annual revenue, US Foods is the 10th largest privately held company in America. As one of America’s great food companies and leading distributors, US Foods is Keeping Kitchens Cooking and making life easier for more than 200,000 customers, including independent and multi-unit restaurants, healthcare and hospitality entities, government and educational institutions. The Company offers more than 350,000 products, including high-quality, exclusive brands such as the innovative Chef’s Line, a time-saving, chef-inspired line of scratch-quality products, and Rykoff Sexton, a premium line of specialty ingredients sourced from around the world. The Company proudly employs approximately 25,000 people in more than 60 locations nationwide. US Foods is headquartered in Rosemont, Ill., and jointly owned by funds managed by Clayton, Dubilier & Rice Inc. and Kohlberg Kravis Roberts & Co. Discover more at www.usfoods.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements.” Forward-looking statements include information relating to the Company’s expectations regarding the consent solicitation and the Acquisition and the Company’s future prospects and financial position. These statements are based on the Company’s beliefs and assumptions based on information available at the time the assumption was made and on management’s experience and perception of historical trends, current conditions and expected further developments as well as other factors deemed appropriate in the circumstances. Investors are cautioned that there are risks and uncertainties related to such forward-looking statements and actual results may vary. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this press release include, without limitation, factors detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date of this press release and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as explicitly required by securities laws.

For further information please contact:

US Foods, Inc.

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

Telephone: (847) 720-8000

www.usfoods.com

Contact:

William M. Murray, Senior Vice President and Treasurer

Office: (847) 720-8080

william.murray@usfoods.com